EXHIBIT 99.1

FIRST AMENDMENT TO THE
REVOLVING CREDIT AGREEMENT

This First Amendment to the Revolving Credit Agreement (this “Amendment”) is made and entered into effective as of April 8, 2009, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), and AMERICAN ECOLOGY CORPORATION, a Delaware corporation (“Borrower”).

R E C I T A L S

A.           Borrower and Bank entered into a Revolving Credit Agreement, dated as of June 30, 2008 (as amended, modified, or supplemented from time to time, the “Credit Agreement”).

B.           Borrower and Bank want to amend the Credit Agreement to modify the interest rate, modify the computation of the Minimum Tangible Net Worth Covenant, and add US Ecology Field Services, Inc. as a new guarantor (“New Guarantor”).

C.           Bank is willing to amend the Credit Agreement upon the terms and conditions of this Amendment.

A M E N D M E N T

NOW, THEREFORE, the parties agree as follows.

1.  DEFINITIONS.

Except as specifically defined otherwise in this Amendment, all of the terms herein shall have the same meaning as contained in the Credit Agreement.

2.  AMENDMENTS.

A.  Amendments to Article 1 – Definitions and Accounting Terms.

(i) The definition of the term “Base Rate” in Section 1.1 of the Credit Agreement is amended to use the Daily One Month LIBOR Rate, and the definition shall provide in its entirety as follows:

“Base Rate” means the rate per annum equal to the quotient of (i) the Daily One Month LIBOR Rate divided by (ii) one (1) minus the LIBOR Reserve Percentage.  Each change in the Base Rate shall become effective each Business Day that the Bank determines that the Daily One Month LIBOR Rate has changed.

(ii) Section 1.1 of the Credit Agreement is amended to add the definition “Daily One Month LIBOR Rate,” and the definition shall provide in its entirety as follows:

“Daily One Month LIBOR Rate” means for any day the rate per annum for United States dollar deposits quoted by Bank and the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Loan.  Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(iii) The definition of the term “Guarantors” in Section 1.1 of the Credit Agreement is amended to add New Guarantor, and the definition shall provide in its entirety as follows:

“Guarantors” mean, jointly and severally, each of Borrower’s Subsidiaries, including, without limitation, US Ecology, Inc., a California corporation, US Ecology Texas, Inc., a Delaware corporation, American Ecology Recycle Center, Inc., a Delaware corporation, American Ecology Environmental Services Corporation, a Texas corporation, US Ecology Idaho, Inc., a Delaware corporation, US Ecology Nevada, Inc., a Delaware corporation, US Ecology Washington, Inc., a Delaware corporation, and US Ecology Field Services, Inc., a Delaware corporation.

B.  Amendment to Article 7 – Financial Covenants.

(i) Section 7.2 of the Credit Agreement is amended to modify the computation of the Minimum Tangible Net Worth Covenant, and the Section shall provide in its entirety as follows:

7.2           Minimum Tangible Net Worth.  Borrower shall maintain on a consolidated basis at the end of each fiscal quarter a Tangible Net Worth of not less than the sum of (1) Seventy-five Million and No/100 Dollars ($75,000,000.00), plus (2) 40% of Borrower’s Adjusted Net Income.  “Tangible Net Worth” means the sum of (i) Borrower’s total consolidated assets excluding all intangible assets (such as goodwill, trademarks, patents, copyrights, and similar items), plus (ii) all indebtedness of Borrower (including, without limitation, capital lease obligations) that is subordinated to payment in full of the Obligations pursuant to a written agreement in form and substance acceptable to Bank (“Subordinated Debt”), less (iii) all of Borrower’s liabilities other than Subordinated Debt.  “Adjusted Net Income” means Borrower’s consolidated net income for all periods after March 31, 2008, without regard to any consolidated net losses.

3. CONDITIONS PRECEDENT.

As conditions precedent to Bank’s obligation to extend the financial accommodations provided for in this Amendment, Borrower shall execute and deliver, or cause to be executed and delivered, to Bank, in form and substance satisfactory to Bank and its counsel, the following:

A.  Evidence of all Corporate Action by Borrower.

Certified copies of all corporate action taken by Borrower authorizing its execution and delivery of this Amendment and each other document to be delivered pursuant to this Amendment and its performance of its agreements thereunder.

B.  Certificates of Existence.

Certificates of good standing or existence that Bank may reasonably require showing that Borrower is in good standing under the laws of the state of its incorporation.

C.  Evidence of all Corporate Action by New Guarantor.

Certified copies of all corporate action taken by New Guarantor authorizing its execution and delivery of the Guaranty and the performance of its agreements thereunder.

D.  Certificate of Existence of New Guarantor.

Certificates of existence or good standing dated a reasonable date before the effective date of this Amendment showing that New Guarantor is in good standing under the laws of the state of its incorporation and all other states in which it is doing business.

E.  Articles of Incorporation and Bylaws of New Guarantor.

Copies of the articles of incorporation and bylaws of New Guarantor certified by an officer of New Guarantor to be true and correct.

F.  Public Record Searches.

Uniform Commercial Code financing statement searches, federal and state income tax lien searches, judgment or litigation searches, or other similar searches that Bank may reasonably require and in such form as Bank may reasonably require.

G.  Additional Documentation.

Such other approvals, opinions, or documents as Bank may reasonably request.

4. REAFFIRMATION OF LOAN DOCUMENTS.

Borrower acknowledges and reaffirms all existing security agreements, financing statements, and any other documents executed in connection with the Credit Agreement.  Borrower further acknowledges and agrees that the Obligations shall be secured by all collateral to be granted by Borrower to secure a proposed term loan from Bank to Borrower.

5. BORROWER’S COVENANTS, REPRESENTATIONS, AND WARRANTIES.

In order to induce Bank to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, Borrower acknowledges and reaffirms as true, correct, and complete in all material respects on and as of the date of this Amendment all covenants, representations, and warranties made by Borrower in the Credit Agreement and the other Loan Documents to the same extent as though made on and as of the date of execution of this Amendment.  Borrower represents and warrants that the execution, delivery, and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate action.  Borrower further represents and warrants that there are no Events of Default or facts which constitute, or with the passage of time and without change will constitute, an Event of Default under the Loan Documents.  Borrower further represents that there has been no material adverse change in Borrower’s business or financial condition from that reflected in the most recent of Borrower’s financial statements that have been delivered to Bank.  Borrower further represents and warrants that Borrower has no claims or causes of action of any kind whatsoever against Bank or any of Bank’s present or former employees, officers, directors, attorneys, or agents of any kind in their capacity as such (collectively, the “Released Parties”) and further, that the Released Parties have performed all of the respective obligations under the Credit Agreement and other Loan Documents and have complied with all provisions therein set forth.  Borrower acknowledges that as of March 5, 2009, there is no outstanding principal balance of the Revolving Loans, and the aggregate stated amount of all Letters of Credit outstanding and available for drawing is $4,027,105.

6. COURSE OF DEALING.

No course of dealing heretofore or hereafter between Borrower and Bank, or any failure or delay on the part of Bank in exercising any rights or remedies under the Credit Agreement or existing by law shall operate as a waiver of any right or remedy of Bank with respect to said indebtedness, and no single or partial exercise of any right or remedy hereunder shall operate as a waiver or preclusion to the exercise of any other rights or remedies Bank may have in regard to said indebtedness.

7. GOVERNING LAW.

This Amendment is made in the State of Idaho, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby.  Accordingly, in all respects, this Amendment and the Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the State of Idaho applicable to contracts made and performed in such state and any applicable law of the United States of America.  Each party hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than the State of Idaho governs this Amendment and the Loan Documents.

8. COSTS AND EXPENSES.

Borrower shall pay on demand by Bank all expenses incurred by Bank in connection with the preparation, execution, delivery, filing, recording, and administration of this Amendment or any of the documents contemplated hereby, including, without limitation, the reasonable fees and out of pocket expenses of counsel for Bank with respect to this Amendment and the documents and transactions contemplated hereby.

9. ENTIRE AGREEMENT.

The Credit Agreement as amended by this Amendment together with the other Loan Documents supersedes all prior negotiations, understandings, and agreements between the parties, whether oral or written, and all such negotiations, understandings, and agreements are evidenced by the terms of the Loan Documents.  The Credit Agreement may not be further altered or amended in any manner except by a writing signed by Bank and Borrower.

10. EFFECTS OF THIS AMENDMENT.

This Amendment shall be binding and deemed effective when it is executed by Borrower, accepted and executed by Bank, and all conditions precedent set forth in Section 3 have been fulfilled.  All terms, covenants and conditions of the Credit Agreement that have not been modified, amended, or otherwise changed by this Amendment are reaffirmed and remain in full force and effect.

11. COUNTERPARTS.

This Amendment may be executed in counterparts and may be delivered by facsimile transmission.  Each such counterpart shall constitute an original, but all such counterparts shall constitute but one Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has executed this Amendment as of the date first written above.

BORROWER: AMERICAN ECOLOGY CORPORATION By /s/ Jeffrey R. Feeler Jeffrey R. Feeler Vice President and Chief Financial Officer

GUARANTOR’S CONSENT

Each Guarantor consents to, acknowledges, and accepts the forgoing Amendment.  Each Guarantor affirms and ratifies its Continuing and Unconditional Guaranty made by Guarantor for the benefit of Bank (the “Guaranty”), and confirms that the Guaranty remains in full force and effect and binding upon the Guarantor without any setoffs, defenses, or counterclaims of any kind whatsoever.

Dated as of April 8, 2009.

GUARANTORS: US ECOLOGY TEXAS, INC.

By:	/s/ Jeffrey R. Feeler
Jeffrey R. Feeler
Vice President

AMERICAN ECOLOGY RECYCLE CENTER, INC.

By:	/s/ Jeffrey R. Feeler
Jeffrey R. Feeler
Vice President

AMERICAN ECOLOGY ENVIRONMENTAL SERVICES CORPORATION

By:	/s/ Jeffrey R. Feeler
Jeffrey R. Feeler
Vice President

US ECOLOGY, INC.

By:	/s/ Jeffrey R. Feeler
Jeffrey R. Feeler
Vice President

US ECOLOGY IDAHO, INC.

By:	/s/ Jeffrey R. Feeler
Jeffrey R. Feeler
Vice President

US ECOLOGY NEVADA, INC.

By:	/s/ Jeffrey R. Feeler
Jeffrey R. Feeler
Vice President

US ECOLOGY WASHINGTON, INC.

By:	/s/ Jeffrey R. Feeler
Jeffrey R. Feeler
Vice President

US ECOLOGY FIELD SERVICES, INC.

By:	/s/ Jeffrey R. Feeler
Jeffrey R. Feeler
Vice President

BANK’S ACCEPTANCE
Accepted and effective as of April 8, 2009, in the State of Idaho.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Brian W. Cook
Brian W. Cook, Vice President